Exhibit 99.5

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of William McWhirter, Vice President and Chief Financial Officer
November 3, 2005

Thank you Steve and good morning everyone!

My comments relate primarily to the third quarter of 2005. We will file our Form 10-Q this morning. You will find more details there summarizing the quarter. During my remarks, I will provide earnings per share guidance for the fourth quarter and the full year. Additionally, I will update the previous guidance with respect to operating margins in our Rail and our Inland Barge groups.

We are pleased with our third quarter 2005 earnings of 65 cents per share. These results compare with earnings of 43 cents per share in the second quarter of 2005 and earnings of 0 cents per share in the same quarter of 2004. Revenues for the third quarter of 2005 increased 31% over the same quarter last year to $742 million, which is the second highest in Trinity’s history. The total effect of Hurricanes Katrina and Rita for the third quarter was a reduction of operating profit by approximately $2.2 million; of this amount, $1.0 million was incurred in our Construction Products Group, $900,000 in the Inland Barge Group and the remainder in our Railcar Group.

At this time I will discuss the performance of our individual business segments.

Rail Group
In our Rail Group, North American railcar revenues were 56% higher on a quarter over quarter basis. Rail Group sales to Trinity’s Leasing Group were $83 million in the third quarter of 2005 with profits of $13.8 million, or approximately 18 cents per diluted share. This compared with sales to our Leasing Group in the third quarter of 2004 of $34 million with profits of $2.0 million, or 3 cents per diluted share. These inter-company sales and profits are eliminated in consolidation.

Our European rail business continues to suffer from a depressed market. During the third quarter we incurred a loss of approximately $2.0 million. At our current build rate we expect to continue to incur a quarterly loss of between $1.5 and $3.0 million. We currently have fixed assets with a net book value of approximately $57 million in our European Rail operations.

Our previously forecasted operating margin for the rail segment during the third quarter was 5.5% to 6.5%. Actual results were 7.3%. When you remove the effect of our European operations, North America experienced an operating margin of 8.3%.

Based on our current operating performance and the quality of our backlog, we are adjusting our guidance with regard to operating margins for the Rail Group for the fourth quarter to a margin of 6.5% to 7.5%. This guidance is based on the following assumptions:

•	European results consistent with the guidance provided today,

•	continued production efficiencies in North America, and

•	no significant supply problems in steel or other basic materials.

There was no unrecoverable steel cost for the third quarter in the Rail Group.

Our North American backlog as of September 30, 2005 consisted of approximately 16,900 railcars with an estimated sales value of approximately $1.2 billion. The backlog is subject to a variety of escalation provisions and firm raw material contracts. Together these items are referred to internally as cost coverage. Cost coverage of the current backlog is approximately 92%.

Construction Products Group
Our Construction Products Group plays a key part of our earnings diversification strategy. The third quarter is normally strong for this group due to construction-friendly weather conditions. Revenues were up by 7% on a quarter-over-quarter basis. Operating profit increased by $2.7 million and margins improved from 10.8% to 11.6%. These improvements were primarily due to improved pricing that offset raw material price increases.

Our Concrete and Aggregate business accounted for 52% of the Construction Products Group’s revenue. The business unit’s overall performance was positively impacted by strong demand combined with tight supplies of raw materials. Our Concrete Group enjoys a diversified customer base which provides flexibility in the market sectors we target.

Our Highway Products business, which accounted for 32% of the Construction Products Group’s revenues, is also performing well. Revenues from this unit’s proprietary line of products continue to be strong.

Additionally, our Pipe Fittings and Bridge Girder businesses continue to perform at nice levels.

Inland Barge Group
The Inland Barge Group’s third quarter performance was strong. While we did suffer additional costs due to Hurricane Katrina, much of these costs were offset by operational efficiencies during the quarter at other facilities. Our current backlog of work is approximately $285 million versus $115 million one year ago. Additionally, we have a very strong inquiry list at this time.

We anticipate Inland Barge revenues of approximately $65 to
$70 million in the fourth quarter, moving to a run rate of about $80 million per quarter during the first half of 2006. We anticipate operating profit margins of between 8% and 10% for the fourth quarter.

Leasing
In our Railcar Leasing and Management Services business, we reported revenues of $44 million, which were up $7.5 million on a quarter over quarter basis. Total operating profit increased by $5.0 million due to the additions to the fleet, improved utilization and increased rates. Growing our Leasing and Management Services Group continues to be a key part of our earnings diversification strategy. We plan to spend between $350 and $375 million on net fleet additions during 2005 and we look for a similar level of investment for 2006.

Energy Equipment Group
As announced in our News Release yesterday, we have added our Structural Windtower business to our Industrial Products segment and renamed the group Energy Equipment. We are very pleased with the Energy Equipment Group’s third quarter performance. On a quarter-over-quarter basis, revenue increased approximately 70% to $60 million and operating profit jumped by $4.3 million, bringing the quarterly margin to 13.9%. This business continues to benefit from cost-savings improvements we implemented during late 2003 and early 2004, as well as solid demand in Mexico for our products. Our current backlog for Structural Windtowers is strong and we believe wind energy will continue to become more competitive with traditional energy sources, given the current price for natural gas.

Consolidated
On a consolidated basis, c

ash flow from operating activities was a positive $71.7 million for the quarter.

Non-leasing capital expenditures are currently projected to be between $80 and $90 million for 2005. Of this amount, approximately $40 million is related to our new railcar plant in Mexico and our new North Texas aggregates facility.

During the fourth quarter, we expect our Construction Business will be down when compared with the second and third quarters, due to normal winter weather patterns. We anticipate consolidated earnings for the fourth quarter to range between 40 and 47 cents per share.

Overall, our updated company guidance for 2005 is for earnings per share of between $1.60 and $1.67 for the full year on a fully diluted basis. Included in our assumptions for the remainder of 2005 are:

•	the deferral of approximately $16 million in profit on sales from our Rail Group to our Leasing Group in the fourth quarter, or roughly 22 cents per diluted share for the quarter results in our European rail operations as discussed earlier

•	continuing to achieve production efficiencies in North America

•	no significant supply problems in steel or components

•	normal weather conditions

•	no unanticipated adverse resolution of legal matters and

•	our estimate of $2.1 million in costs associated with Hurricanes Katrina and Rita in the fourth quarter.

We are currently engaged in our annual budget process and will provide 2006 guidance at our fourth quarter conference call, consistent with the prior year. We believe 2006 will provide strong opportunities for continued improved earnings.

At this time I will turn the presentation back to James for the questions and answers session.